EXHIBIT 16.1

October 12, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Gulfstream International Group, Inc., which we understand will be filed with Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Gulfstream International Group, Inc. dated April 14, 2009. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,

/s/ McKean, Paul, Chrycy, Fletcher & Co.
McKean, Paul, Chrycy, Fletcher & Co.
Miami, Florida